Exhibit 99.1

FOR IMMEDIATE RELEASE

May 4, 2011

Contact:

Cloud Peak Energy Inc.

Karla Kimrey

Vice President, Investor Relations

720-566-2900

CLOUD PEAK ENERGY INC. ANNOUNCES RESULTS FOR FIRST QUARTER 2011

Gillette, WY, May 4, 2011 — Cloud Peak Energy Inc. (NYSE:CLD), the third-largest U.S. coal producer and the only pure-play Powder River Basin (PRB) coal company, today announced results for the first quarter 2011.

2011 First Quarter Highlights

•                  An 18 percent improvement in Adjusted EBITDA(1) to $82.6 million compared with $70.1 million in the first quarter of 2010.

•                  Cash flow from operations of $80.2 million.

•                  Net income of $26.8 million resulting in Adjusted EPS(1) of $0.44 compared to $0.32 in the first quarter of 2010.  Diluted EPS of $0.44 compared to $0.38 in the first quarter of 2010.

•                  Asian export shipments were up approximately 12 percent to 887,000 tons from first quarter of 2010 of 791,000 tons.

“We had a strong start to what we expect to be a good year for Cloud Peak Energy.  Our operations performed well with minimal weather interruptions which are usually expected in the first quarter.  This allowed us to get slightly ahead of schedule on shipments and production.  Costs were well contained and realized prices rose from last year as expected.  Our first quarter Asian export tons were up 12 percent over last year as demand from our customers continues to be strong,” said Colin Marshall, President and Chief Executive Officer.

(1)    Defined later.

Operating Highlights

	Q1	Q1
	2011	2010
Tons Produced (in millions) (1)	23.4	21.7
Tons Sold (in millions)	23.7	21.9
Average revenue per ton(2)	$12.73	$12.38
Average cost of product sold per ton(2)	$8.94	$8.52

(1)           Includes the three company-operated mines and our 50% share of the Decker mine.

(2)           Represents only the three company-operated mines.

First Quarter 2011

Production from our three company-operated mines was 23.2 million tons, up from 21.4 million tons in the first quarter of 2010 reflecting good customer demand and minimal operational interruptions.  Shipments in the first quarter of 2010 were reduced by severe weather that impacted shipments to mid-western customers.

Adjusted EBITDA rose 18 percent to $82.6 million, driven by volumes, increased realized sales prices, and tight cost controls.  Average revenue per ton increased to $12.73.  Average cost of product sold per ton was $8.94, at the lower end of our guidance range, as ongoing operational and maintenance improvements partially offset rising diesel costs.

Health, Safety and Environment Record

For the first quarter of 2011, our 1,550 employees suffered one reportable injury resulting in an MSHA All Injury Frequency Rate of 0.28, down from 0.58 for full year 2010.  The three company operated mines continued their strong performance of not receiving any notice of environmental violations under the Surface Mining Control and Reclamation Act (SMCRA) since October 2002.

Balance Sheet and Cash Flow

Cash flow from operations totaled $80.2 million for first quarter 2011.  Capital expenditures were $46.3 million.

Unrestricted cash on hand as of March 31, 2011 was $395.8 million.  We were able to reduce collateral requirements for our surety bonds and released an additional $21.3 million of restricted cash during the quarter.  Consequently, restricted cash was reduced from $182.1 million at December 31, 2010 to $160.8 million at March 31, 2011.  Cloud Peak Energy’s balance sheet is well positioned with total available liquidity of $785 million as of March 31, 2011.

The company’s long-term debt as of March 31, 2011, net of original issue discount, was $595.8 million.  Federal coal lease obligations, including the current portion, were $118.3 million, as of March 31, 2011.

Outlook

We are updating our guidance for 2011.  Additional operating margin is now expected to be $30 million to $50 million, versus $20 million to $35 million, as we have been able to take advantage of a strong export market.  We raised the lower end of our average cost of produced coal from $8.80 per ton to $9.00 as a result of rising diesel prices; nonetheless, the top end of the range is unchanged at $9.40 per ton.  Expected production from the three company-operated mines for 2011 is unchanged at 93 million to 96 million tons and is essentially fully sold, consistent with our sales strategy.  Assuming constant prices of $12.75 per ton for 8800 Btu quality coal and $11.00 per ton for 8400 Btu quality coal on our indexed tons, the expected total realized price for 2011 would be approximately $12.95 per ton.  For 2012, we have currently contracted to sell 74 million tons from our three operated mines.  Of this committed 2012 production, 62 million tons are under fixed-price contracts with a weighted-average price of $13.15 per ton.

Exports from the Spring Creek mine through the Westshore terminal in Vancouver are expected to approximate three million tons this year, driven by the strong demand from the company’s Asian utility customers.  Additional export sales are expected to be made through the Ridley terminal in Prince Rupert, British Columbia with the first shipment scheduled for May 2011.  We are expecting total 2011 export shipments to be around four million tons.  As previously disclosed, exports through the Ridley terminal will incur significantly higher rail costs than through Westshore but do allow additional Asian customers to gain experience burning Spring Creek coal.

Recently, the BLM announced sale dates for the West Antelope II LBA, which Cloud Peak Energy had previously nominated.  The LBA will be leased in two tracts, the North tract which contains approximately 350 million mineable tons, and the South tract which contains approximately 56 million mineable tons, according to BLM estimates.  The BLM has scheduled the bid openings for May 11th and June 15th for the North and South tracts, respectively.  On the day of bid opening, the BLM will declare the highest bidder for the lease (if there is more than one bidder) and later that day the BLM usually determines whether the high bid met the BLM’s independent assessment of “fair market value.”  If the high bid does not meet “fair market value” the BLM will proceed to a re-bid, which usually occurs within three to six months.  As previously disclosed, this LBA is subject to pending legal challenges filed by certain environmental organizations against the BLM and the Secretary of the Interior.

Marshall stated, “We’ve had a sound start to this year. Our solid cash generation provides us with the balance sheet strength we need to consider new coal leases and pursue growth opportunities.  Our proportionally low long-term liabilities, both reclamation and employee related, combined with the liquidity available under our revolving credit facility, further enhance our financial strength.”

Updated Guidance — 2011 Financial and Operational Estimates

The following table provides the company’s current outlook and assumptions for selected 2011 financial and operational metrics:

Item	Estimate or Estimated Range
Coal production for our three operated mines	93 — 96 million tons
Committed sales with fixed prices	90 million tons
Anticipated realized price of produced coal(1)	Approximately $12.95 per ton
Average cost of produced coal(2)	$9.00 - $9.40 per ton
Additional operating margin	$30 - $50 million
Selling, general and administrative expenses	$55 - $65 million
Interest expense	$55 - $65 million
Depreciation, depletion and accretion	$115 - $125 million
Effective income tax rate	Approximately 35%
Capital expenditures (excludes federal coal leases)(3)	$100 - $140 million
Committed federal coal lease payments	$63.8 million

(1)    Assumes prices of $12.75 per ton for 8800 Btu coal and $11.00 per ton for 8400 Btu coal applied to indexed tons.

(2)    Represents average Cost of Product Sold for produced coal for our three operated mines.

(3)    Includes capitalized interest.

Conference Call Details

A conference call with management is scheduled at 5:00 p.m. ET on May 4, 2011, to review the results and current business conditions.  The call will be web cast live over the Internet from the company’s Web site at www.cloudpeakenergy.com under “Investor Relations.”  Participants should follow the instructions provided on the Web site for downloading and installing the audio applications necessary to join the web cast.  Interested individuals also can access the live conference call via telephone at 866-730-5770 (domestic) or 857-350-1594 (international) and entering pass code 39375061.

Following the live web cast, a replay will be available on the company’s Web site for seven days. A telephonic replay will also be available approximately two hours after the call and can be accessed by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and entering pass code 13519016.  The telephonic replay will be available for seven days.

About Cloud Peak Energy®

Cloud Peak Energy Inc. (NYSE:CLD) is headquartered in Wyoming and is the third largest U.S. coal producer and the only pure-play Powder River Basin (PRB) coal company.  As one of the safest coal producers in the nation, Cloud Peak Energy specializes in the production of low sulfur, subbituminous coal.  The company owns and operates three surface coal mines in the PRB, the lowest cost major coal producing region in the nation.  The Antelope and Cordero Rojo mines are located in Wyoming and the Spring Creek mine is located near Decker, Montana.  With approximately 1,500 employees, the company is widely recognized for its exemplary performance in its safety and environmental programs.  Cloud Peak Energy is a sustainable fuel supplier for approximately 4 percent of the nation’s electricity.

Cautionary Note Regarding Forward-Looking Statements

This release and our related presentation contain “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements are not statements of historical facts and often contain words such as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “estimate,” “seek,” “could,” “should,” “intend,” “potential,” or words of similar meaning.  Forward-looking statements are based on management’s current expectations or beliefs, as well as assumptions and estimates regarding our company, industry, economic conditions, government regulations and energy policies and other factors.  Forward-looking statements may include, for example, (1) our outlook for 2011 and future periods for our company, PRB coal and the coal industry in general, and our 2011 operational and financial guidance; (2) anticipated improvements in overall economic conditions and demand by domestic and foreign utilities; (3) prices for natural gas and other alternative sources of energy used to generate electricity; (4) coal stockpile levels and the impacts on future demand; (5) our plans to replace and/or grow our coal tons; (6) business development and growth initiatives; (7) operational plans for our mines; (8) our cost management efforts; (9) industry estimates of the EIA and other third party sources; (10) estimated Tax Receivable Agreement liabilities; and (11) other statements regarding our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other matters that do not relate strictly to historical facts. These statements are subject to significant risks, uncertainties, and assumptions that are difficult to predict and could cause actual results to differ materially from those expressed or implied in the forward-looking statements.  Factors that could adversely affect our future results include, for example, (a) future economic conditions; (b) demand for our coal by the domestic electric generation industry, export demand and terminal capacity and the price we receive for our coal; (c) reductions or deferrals of purchases by major customers and our ability to renew sales contracts; (d) environmental, health, safety, endangered species or other legislation, regulations, court decisions or government actions, or related third-party regulatory legal challenges, including any new requirements affecting the use, demand or price for coal or imposing additional costs, liabilities or restrictions on our mining operations; (e) public perceptions, third-party regulatory legal challenges or governmental actions and energy policies relating to concerns about climate change, including emissions restrictions and governmental subsidies that make wind, solar or other alternative fuel sources more cost-effective and competitive with coal; (f) operational, geological, equipment, permit, labor, weather-related and other risks inherent in surface coal mining; (g) our ability to efficiently conduct our mining operations, (h) transportation and export terminal availability, performance and costs; (i) availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires; (j) our ability to acquire future coal tons through the federal LBA process and necessary surface rights in a timely and cost-effective manner and the impact of third-party regulatory legal challenges, (k) access to capital and credit markets and availability and costs of credit, surety bonds, letters of credit, and insurance; (l) the impact of direct and indirect competition from coal producers and competing sources of energy, domestically and internationally; (m) litigation and other contingent liabilities; and (n) other risk factors described from time to time in the reports and registration statements we file with the Securities and Exchange Commission (“SEC”), including those in Item 1A - Risk Factors in our most recent Form 10-K and any updates thereto in our Forms 10-Q and current reports on Forms 8-K. There may be other risks and uncertainties that are not currently known to us or that we currently believe are not material.  We make forward-looking statements based on currently available information, and we assume no obligation to, and expressly disclaim any obligation to, update or revise publicly any forward-looking statements made in this release or our related presentation, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

This release and our related presentation include the non-GAAP financial measures of (1) Adjusted EBITDA and (2) Adjusted Earnings Per Share (“Adjusted EPS”).  Adjusted EBITDA and Adjusted EPS are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles in the U.S., or GAAP.  A quantitative reconciliation of net income to Adjusted EBITDA and EPS (as defined below) to Adjusted EPS is found in the tables accompanying this release.

EBITDA represents net income before (1) interest income (expense) net, (2) income tax provision, (3) depreciation and depletion, (4) amortization, and (5) accretion.  Adjusted EBITDA represents EBITDA as further adjusted to exclude specifically identified items that management believes do not directly reflect our core operations.  The specifically identified items are the income statement impacts, as applicable, of: (1) the Tax Receivable Agreement and (2) our significant broker contract that expired in the first quarter of 2010.

Adjusted EPS represents diluted earnings (loss) per share attributable to controlling interest (“EPS”), adjusted to exclude the estimated per share impact of the same specifically identified items used to calculate Adjusted EBITDA and described above.

Adjusted EBITDA is an additional tool intended to assist our management in comparing our performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect our core operations.  Adjusted EBITDA is a metric intended to assist management in evaluating operating performance, comparing performance across periods, planning and forecasting future business operations and helping determine levels of operating and capital investments.  Period-to-period comparisons of Adjusted EBITDA are intended to help our management identify and assess additional trends potentially impacting our company that may not be shown solely by period-to-period comparisons of net income.  Adjusted EBITDA is also used as part of our incentive compensation program for our executive officers and others.

We believe Adjusted EBITDA and Adjusted EPS are also useful to investors, analysts and other external users of our consolidated financial statements in evaluating our operating performance from period to period and comparing our performance to similar operating results of other relevant companies.  Adjusted EBITDA allows investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and depletion, amortization and accretion and other specifically identified items that are not considered to directly reflect our core operations.  Similarly, we believe our use of Adjusted EPS provides an appropriate measure to use in assessing our performance across periods given that this measure provides an adjustment for certain specifically identified significant items that are not considered to directly reflect our core operations, the magnitude of which may vary drastically from period to period and, thereby, have a disproportionate effect on the earnings per share reported for a given period.

Our management recognizes that using Adjusted EBITDA and Adjusted EPS as performance measures has inherent limitations as compared to net income, EPS or other GAAP financial measures, as these non-GAAP measures exclude certain items, including items that are recurring in nature, which may be meaningful to investors.  Adjusted EBITDA and Adjusted EPS should not be considered in isolation and do not purport to be alternatives to net income, EPS or other GAAP financial measures as a measure of our operating performance.  Because not all companies use identical calculations, our presentations of Adjusted EBITDA and Adjusted EPS may not be comparable to other similarly titled measures of other companies.  Moreover, our presentation of Adjusted EBITDA is different than EBITDA as defined in our debt financing agreements.

SOURCE: Cloud Peak Energy Inc.

Cloud Peak Energy Inc.

Karla Kimrey, 720-566-2900

Vice President, Investor Relations

###

Production	Q1	Q4	Q3	Q2	Q1	Q1	Year	Year
(in thousands)	2011	2010	2010	2010	2010	2011	2010	2009
Mine
Antelope	9,148	9,044	9,482	8,923	8,468	9,148	35,917	34,023
Cordero Rojo	10,170	9,267	10,349	10,024	8,919	10,170	38,559	39,338
Spring Creek	3,857	5,078	5,256	4,935	4,050	3,857	19,319	17,675
Decker (50% interest)	269	426	391	410	236	269	1,463	2,293
Total Production	23,444	23,816	25,478	24,292	21,673	23,444	95,259	93,329

CLOUD PEAK ENERGY INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except share and per share data)

	Three Months Ended March 31,
	2011	2010
Revenues	$356,545	$310,993
Costs and expenses
Cost of product sold (exclusive of depreciation, depletion, amortization and accretion, shown separately)	261,181	216,668
Depreciation and depletion	25,115	23,707
Amortization	—	3,197
Accretion	3,340	3,318
Selling, general and administrative expenses	13,027	16,277
Total costs and expenses	302,663	263,167
Operating income	53,882	47,826
Other income (expense)
Interest income	135	95
Interest expense	(12,218)	(12,776)
Other, net	162	—
Total other expense	(11,921)	(12,681)
Income before income tax provision and earnings from unconsolidated affiliates	41,961	35,145
Income tax provision	(15,293)	(6,723)
Earnings from unconsolidated affiliates, net of tax	105	340
Net income	26,773	28,762
Less: Net income attributable to noncontrolling interest	—	17,165
Net income attributable to controlling interest	$26,773	$11,597

Earnings per common share attributable to controlling interest:

Basic	$0.45	$0.38
Diluted	$0.44	$0.38
Weighted-average shares outstanding - basic	60,000,307	30,600,000
Weighted-average shares outstanding - diluted	60,662,657	60,086,558

CLOUD PEAK ENERGY INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	March 31, 2011	December 31, 2010
ASSETS
Current assets
Cash and cash equivalents	$395,775	$340,101
Restricted cash	160,756	182,072
Accounts receivable, net	70,129	65,173
Due from related parties	1,052	434
Inventories	73,347	64,970
Deferred income taxes	21,552	21,552
Other assets	34,911	17,449
Total current assets	757,522	691,751

Non-current assets
Property, plant and equipment, net	998,442	1,008,337
Goodwill	35,634	35,634
Deferred income taxes	126,205	140,985
Other assets	35,239	38,400
Total assets	$1,953,042	$1,915,107

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$63,442	$81,975
Royalties and production taxes	140,929	127,038
Accrued expenses	60,427	51,197
Current portion of tax agreement liability	18,226	18,226
Current portion of federal coal lease obligations	54,630	54,630
Other liabilities	4,851	4,880
Total current liabilities	342,505	337,946

Non-current liabilities
Tax agreement liability, net of current portion	171,885	171,885
Senior notes	595,780	595,684
Federal coal lease obligations, net of current portion	63,659	63,659
Asset retirement obligations, net of current portion	184,385	182,170
Other liabilities	34,261	32,564
Total non-current liabilities	1,049,970	1,045,962

Equity
Common stock ($0.01 par value; 200,000,000 shares authorized; 60,955,495 and 60,878,317 shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively)	610	609
Additional paid-in capital	505,337	502,952
Retained earnings	69,069	42,296
Accumulated other comprehensive loss	(14,449)	(14,658)
Total equity	560,567	531,199
Total liabilities and equity	$1,953,042	$1,915,107

CLOUD PEAK ENERGY INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Three Months Ended March 31,
	2011	2010
Cash flows from operating activities
Net income	$26,773	$28,762
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and depletion	25,115	23,707
Amortization	—	3,197
Accretion	3,340	3,318
Earnings from unconsolidated affiliates	(105)	(340)
Distributions of income from equity investments	2,000	15
Deferred income taxes	14,605	6,723
Stock compensation expense	2,386	1,732
Other, net	2,461	927
Changes in operating assets and liabilities:
Accounts receivable, net	(4,956)	9,687
Inventories	(8,293)	(5,197)
Due to or from related parties	(618)	8,017
Other assets	(17,441)	(17,442)
Accounts payable and accrued expenses	36,218	22,146
Asset retirement obligations	(1,334)	(1,240)
Net cash provided by operating activities	80,151	84,012

Investing activities
Purchases of property, plant and equipment	(46,328)	(1,057)
Return of restricted cash	21,321	80,180
Restricted cash deposit	—	(176,470)
Proceeds from sales of assets	530	624
Net cash used in investing activities	(24,477)	(96,723)

Financing activities
Distributions to Rio Tinto	—	(164)
Net cash used in financing activities	—	(164)

Net increase (decrease) in cash and cash equivalents	55,674	(12,875)
Cash and cash equivalents at beginning of period	340,101	268,316
Cash and cash equivalents at end of period	$395,775	$255,441

CLOUD PEAK ENERGY INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

(dollars in millions, except share and per share data)

Adjusted EBITDA

	Three Months Ended March 31,
	2011	2010
Net income	$26.8	$28.8
Interest income	(0.1)	(0.1)
Interest expense	12.2	12.8
Income tax provision	15.3	6.7
Depreciation and depletion	25.1	23.7
Amortization(1)	—	3.2
Accretion	3.3	3.3
EBITDA	82.6	$78.4
Expired significant broker contract(1)	—	(8.3)
Tax Receivable Agreement expense	—	—
Adjusted EBITDA	$82.6	$70.1

(1)               The impact of the expired significant broker contract on the Statement of Operations is a combination of net income and the amortization expense related to the contract.  All amortization expense for the periods presented was attributable to the significant broker contract.

Adjusted EPS

	Three Months Ended March 31,
	2011	2010
Diluted earnings (loss) per common share attributable to controlling interest	$0.44	$0.38
Expired significant broker contract	—	(0.06)
Tax Receivable Agreement expense	—	—
Change in net value of deferred tax assets	—	—
Adjusted EPS	$0.44	$0.32
Weighted-average shares outstanding	60,662,657	60,086,558